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                          March 23, 2021

       David Lee
       Chief Executive Officer
       BioSolar, Inc.
       27936 Lost Canyon Road, Suite 202
       Santa Clarita, California 91387

                                                        Re: BioSolar, Inc.
                                                            Form S-3
                                                            Filed March 16,
2021
                                                            File No. 333-254336

       Dear Mr. Lee:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Ernest
Greene at 202-551-3733 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing